EXHIBIT 6(j)

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

(LAKE MEAD CROSSING- SHOPPING CENTER)

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), is made and entered into as of this 12th day of October, 2015 (the "Effective Date") by and between LAKE MEAD CROSSING, L.L.C., a Nevada limited liability company ("Seller") and GK DEVELOPMENT, INC., an Illinois corporation ("Purchaser").

RECITALS

WHEREAS, the Purchaser and Seller have entered into that certain Purchase and Sale Agreement, dated as of September 9, 2015, as amended by that certain First Amendment to Purchase and Sale Agreement dated October 8, 2015 (as so amended, collectively, the "Purchase Agreement"), pursuant to which Purchaser agreed to buy and Seller agreed to sell the Real Property (as defined therein).

WHEREAS, Seller and Purchaser have agreed to amend the Purchase Agreement in certain respects as set forth herein.

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of and sufficiency whereof are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby covenant and agree as follows:

AMENDMENTS

1.1 Due Diligence Credit. At the Closing, Purchaser shall receive a credit from Seller in the amount of ONE HUNDRED EIGHTY FIVE THOUSAND AND N0/100 DOLLARS ($185,000.00), which credit shall relate to certain due diligence matters.

1.2 Approval and Waiver. Purchaser hereby waives its right to terminate the Agreement pursuant to Section 4.2 thereof for any reason. With respect to all matters of review and approval, including physical, en ronmental and financial matters, of the Property, Purchaser hereby notifies Seller of its satisfaction therewith.

1.3 Approval and Waivr under Excluded Parcel Purchase Agreement. Seller and Purchaser entered into a separate Purchase and Sale Agreement dated October 8, 20Jl5 (the "Excluded Parcel Purchase Agreement") for the sale of the real property legally described therein (the "Excluded Parcel"). Purchaser and Seller acknowledge and agree that the Excluded Parcel Purchase Agreement is in full force and effect.

1.4 Extension of Additional Deposit Date. The date to deposit the Additional Deposit as stated in Section 3.1 of the Purchase Agreement is hereby amended to state the Additional Deposit shall be made on October 13, 2015.

1

OTHER TERMS

2.1 Entire Agreement; Amendments. Except as specifically set forth herein, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Purchase Agreement, except as specifically set forth herein, (b) operate as a waiver or otherwise prejudice any right, power or remedy that the Purchaser or Seller may now have or may have in the future under or in connection with the Purchase Agreement, except as expressly set forth herein, or (c) create a course of dealing or otherwise obligate the Purchaser or Seller to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future.

2.2 Governing Law. The provisions set forth in the Purchase Agreement shall govern with respect to governing law, jurisdiction and venue of this Amendment.

2.3 Counterpart/Electronic Execution. This Amendment (and the signature pages hereto) may be executed in counterparts (and counterpart. signature pages may be assembled into one or more fully executed original Amendments). This Amendment so executed in counterparts shall be effective upon delivery to the parties hereto. Facsimiles, scanned e-mail copies, or other photocopies or images of executed signature pages to this Amendment shall be as effective as originals.

2.4 No Waiver. Purchaser and Seller agree that, except as specifically set forth herein, this Amendment does not affect any of the obligations and liabilities of either Purchaser or Seller under the Purchase Agreement.

2.5 Conflict. In the event of any conflict between the terms and proviSions of this Amendment and the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall control in all events.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow Next]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SELLER: LAKE MEAD CROSSING, L.L.C., a Nevada limited liability company

By:	IWR Protective Corporation,
a Delaware corporation, its sole member

By:	/s/ Dennis K. Holland
Name: Dennis K. Holland
Title: Secretary

PURCHASER: GK DEVELOPMENT, INC., an Illinois corporation

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Its:	President

3